EXHIBIT 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-140323 on Form N-14/A under the Securities Act of 1933, of our report dated February 9, 2007, relating to the financial statements and financial highlights of Schwartz Investment Trust, including Ave Maria Catholic Values Fund, Ave Maria Growth Fund, Ave Maria Rising Dividend Fund, Ave Maria Opportunity Fund and Ave Maria Bond Fund appearing in the Annual Report on Form N-CSR of Schwartz Investment Trust for the year ended December 31, 2006, and to the references to us under the headings “Other Service Providers to the Funds - Ave Maria Fund” and “Independent Registered Public Accounting Firms” in the Proxy Statement and Prospectus, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 2, 2007